FOR IMMEDIATE RELEASE

Contact:
Stacey Jurchison
PharmAthene, Inc.
Phone:  (410) 269-2610
Stacey.Jurchison@PharmAthene.com

PHARMATHENE REPORTS THIRD QUARTER 2011
FINANCIAL AND OPERATING RESULTS

Third Quarter Highlights
•	Recognized total revenue of $5.3 million
•	Awarded $5.7 million contract from Department of Defense (DoD) for nerve agent medical countermeasure program
•	Delaware Court of Chancery awarded PharmAthene 50% net profit split on worldwide sales of ST-246 and related products once SIGA realizes the first $40 million in net profits
•	Completed 1500L commercial scale-up and first cGMP manufacturing run for SparVax™

ANNAPOLIS, MD – November 9, 2011 – PharmAthene, Inc. (NYSE Amex: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported financial and operating results for the third quarter ended September 30, 2011.

Eric I. Richman, President and Chief Executive Officer, commented, “The third quarter was a transformative one for PharmAthene.  As we reported in September, after nearly 5 years of litigation against SIGA Technologies, the Delaware Court of Chancery issued a ruling in favor of PharmAthene.  The court awarded PharmAthene the right to receive 50% of the net profits from sales of SIGA’s ST-246 smallpox antiviral therapeutic and related products over 10 years, once SIGA receives the first $40 million in net profits.

Based on SIGA’s public disclosures, deliveries of this product to the U.S. government could occur as early as late summer 2012 or early 2013.  We believe this represents a major potential revenue stream for PharmAthene that should allow us to accelerate near-term profitability and create enhanced value for PharmAthene shareholders.

Since the ruling, SIGA has subsequently filed a motion for re-argument, which is pending before the Court.  If the Court denies the motion, the parties will have 20 days from that date to submit a proposed form of final judgment, following which the Court will render its final order.  We look forward to a resolution of these next steps and to SIGA’s successful commercialization of ST-246, which has the opportunity for additional U.S. government procurement contracts.”

Third Quarter Financial Results

For the third quarter of 2011 PharmAthene recognized revenue of $5.3 million compared to $6.2 million in the same period of 2010.  Revenues for the most recent quarter consisted of contract funding from the U.S. government for the development of the Company’s SparVax™ and Valortim® biodefense programs.

Revenues for the Company’s SparVax™ program were $4.3 million for the three months ended September 30, 2011 compared to $3.8 million for the same period in 2010.  The increase in revenue for the Company’s SparVax™ program is primarily attributable to additional work conducted in relation to the technology transfer process for SparVax™ to a US-based contract manufacturer and related milestone payments.

Revenues for the Company’s Valortim® program were $0.9 million for the third quarter of 2011 compared to $0.6 million for the same period in 2010. The increase in revenues for SparVax™ and Valortim® during this period was offset by a decrease in Protexia® revenue resulting from the completion of PharmAthene’s contract with the Department of Defense (DoD) in 2010.

Research and development expenses were $4.9 million for the quarter ended September 30, 2011 compared to $6.2 million for the same period in 2010.  The year-over-year difference in research and development expenses were primarily due to the decrease in development expenses related to the completion of the bioscavenger contract with the DoD.

General and administrative expenses were $3.3 million and $3.2 million for the quarters ended September 30, 2011 and 2010, respectively.

For the third quarter of 2011 PharmAthene’s net loss attributable to common shareholders was $0.03 million, or $0.00 per share, compared to $4.3 million, or $0.14 per share, in the same period of 2010.  The year-over-year decrease in net loss includes the impact of the change in fair value of the Company’s derivative instruments, which resulted in a non-cash decrease of expenses of $2.9 million for the three months ended September 30, 2011 compared to a non-cash decrease of expenses of $0.08 million for the same period in 2010. The decrease in fair value realized during the third quarter of 2011 was primarily the result of the decrease in PharmAthene’s stock price from $2.94 per share on June 30, 2011 to $1.76 per share on September 30, 2011.

As of September 30, 2011, the Company had cash and cash equivalents, short-term investments, and net U.S. government accounts receivables and other receivables, including unbilled receivables, totaling approximately $16.9 million compared to $21.6 million at December 31, 2010.  The decrease at September 30, 2011 was primarily due to a combination of a loss from operations of $10.6 million, partially offset by proceeds from a registered direct public offering of common stock and warrants completed in June 2011, which raised net proceeds for the Company of $5.8 million, as well as a net reduction in receivables, prepaid expenses and other current assets and noncash expenses.

“During the quarter we made significant progress across our biodefense countermeasures programs, particularly in our development of our second generation anthrax vaccine, SparVax™,” continued Mr. Richman.  “We recently completed the first 1,500 cGMP manufacturing production run as part of the development of a robust manufacturing process.  This is a significant achievement for our Company and enables us to potentially produce more than 150 million rPA vaccine equivalent doses of bulk drug substance at a 50 mcg dose.  We were also awarded a contract valued at $5.7 million from the Department of Defense to advance a next generation mammalian cell culture expression system for our recombinant chemical nerve agent bioscavenger program.”

Conference Call and Webcast Information

PharmAthene management will be hosting a conference call to discuss the Company’s third quarter 2011 financial and operating results.  The call is scheduled to begin at 8:30 a.m. Eastern Time on Wednesday, November 9, 2011 and is expected to last approximately 30 minutes. The dial-in number within the United States is 888-268-4176.  The dial-in number for international callers is 617-597-5493.  The participant passcode is 54772588.

A replay of the conference call will be available beginning at approximately 11:30 a.m. Eastern Time on November 9, 2011 until approximately 11:30 a.m. Eastern Time on December 9, 2011.  The dial-in number to access the replay from within the United States is 888-286-8010.   For international callers, the dial-in number is 617-801-6888.  The participant passcode is 88200860.

The conference call will also be webcast and can be accessed from the Company’s website at www.PharmAthene.com.  A link to the webcast may be found under the Investor Relations section of the website.

About PharmAthene, Inc.
PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons. PharmAthene's lead product development programs include:

•	SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine

•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection
•	Recombinant BChE- a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents

In addition, pursuant to an opinion issued September 22, 2011 from the Delaware Court of Chancery, PharmAthene is entitled to 50% of the net profits over 10 years from all sales of SIGA Technologies’ ST-246, a novel smallpox antiviral agent being developed by SIGA for the treatment and prevention of morbidity and mortality associated with exposure to the causative agent of smallpox, and related products, once SIGA receives the first $40 million in net profits from sales of ST-246.  For more information about PharmAthene, please visit www.PharmAthene.com.

Statement on Cautionary Factors
Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company's development programs, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, challenges related to the implementation of our NYSE Amex compliance plan as well as risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission (the "SEC"). In particular, there is significant uncertainty regarding the level and timing of sales of ST-246 and when and whether it will be approved by the U.S. FDA and corresponding health agencies around the world. We cannot predict with certainty when SIGA will commence delivering any product or will begin recognizing profit on the sale thereof and there can be no assurance that any profits received by SIGA and paid to us will be significant. Furthermore, the Court of Chancery may grant SIGA’s motion for reargument and the Court of Chancery decision could be appealed by SIGA, and there can be no assurances that the decision will not be reversed or that the remedy will not otherwise be modified. In addition, to the extent that there is an appeal, we cannot predict how long that will delay the receipt of payments, if any, from SIGA. Further, significant additional non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for SparVax ™, Valortim® and our rBChE product. Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

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-- Tables Follow --

PHARMATHENE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2011 Unaudited	2010

ASSETS
Current assets:
Cash and cash equivalents	$10,406,076	$11,785,327
Restricted cash	100,000	100,000
Accounts receivable, net	4,039,701	5,367,130
Other receivables, net (including unbilled receivables)	2,343,987	4,317,170
Prepaid expenses and other current assets	470,666	1,014,002
Assets held for sale	976,600	1,000,100
Total current assets	18,337,030	23,583,729

Property and equipment, net	900,926	1,178,416
Other long-term assets and deferred costs	53,384	88,447
Goodwill	2,348,453	2,348,453

Total assets	$21,639,793	$27,199,045

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$445,515	$3,128,203
Accrued expenses and other liabilities	3,245,990	3,035,284
Total current liabilities	3,691,505	6,163,487

Other long-term liabilities	454,093	461,858
Derivative instruments	2,956,080	8,362,995
Total liabilities	7,101,678	14,988,340

Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 48,194,035 and 46,238,244 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	4,819	4,624
Additional paid-in-capital	207,810,326	200,847,468
Accumulated other comprehensive income	1,161,620	1,250,497
Accumulated deficit	(194,438,650)	(189,891,884)
Total stockholders' equity	14,538,115	12,210,705
Total liabilities and stockholders' equity	$21,639,793	$27,199,045

PHARMATHENE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Contract revenue	$5,260,057	$6,243,567	$18,026,619	$14,139,711

Operating expenses:
Research and development	4,884,231	6,172,147	16,688,703	17,064,900
General and administrative	3,283,246	3,177,888	11,632,272	12,625,132
Depreciation and amortization	114,494	258,231	348,813	757,929
Total operating expenses	8,281,971	9,608,266	28,669,788	30,447,961

Loss from operations	(3,021,914)	(3,364,699)	(10,643,169)	(16,308,250)
Other income (expenses):
Interest income	3,961	184	10,496	6,249
Interest expense	(9,932)	(946,023)	(40,540)	(2,815,638)

Other income (expense)	95,520	(93,260)	50,892	75,914
Change in market value of derivative instruments	2,898,869	75,594	6,075,555	376,560
Total other income (expenses)	2,988,418	(963,505)	6,096,403	(2,356,915)

Net loss	$(33,496)	$(4,328,204)	$(4,546,766)	$(18,665,165)

Basic and diluted net loss per share	$(.00)	$(.14)	$(.10)	$(.62)

Weighted average shares used in calculation of basic and diluted net loss per share	48,194,035	31,946,696	47,041,027	29,927,310